Exhibit EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

First Eagle Private Credit Fund

(Name of Issuer)

First Eagle Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—	—	—

Fees Previously Paid	$15,019,109(a)	0.00015310	$2,299.43(b)

Total Transaction Valuation	$15,019,109

Total Fees Due for Filing			$2,299.43

Total Fees Previously Paid			$2,299.43

Total Fee Offsets			—

Net Fee Due			$0.00

(a)

The transaction valuation is calculated as the aggregate maximum purchase price for common shares of beneficial interest, par value $0.01 (the “Shares”), of First Eagle Private Credit Fund (the “Fund”). The fee of $2,299.43 was paid in connection with the filing of the Schedule TO-I by the Fund (File No. 005-94121) on January 31, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)

Calculated at $153.10 per $1,000,000 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—		—